EXHIBIT 10(x)
                                                                   -------------


Confidential treatment requested as to certain information contained in this
Exhibit 10(x) and filed separately with the Securities and Exchange Commission.





                               OPERATING AGREEMENT



                           OF GLORIA SPIRE SOLAR, LLC

                                      among

                                SPIRE CORPORATION

                      GLORIA SOLAR (DELAWARE) COMPANY, LTD.

                                       and

                             GLORIA SPIRE SOLAR, LLC


                                  July 31, 2007

                               OPERATING AGREEMENT

                           OF GLORIA SPIRE SOLAR, LLC

     This Operating Agreement of Gloria Spire Solar, LLC (the "Agreement") is made and effective as of this 31st day of July, 2007, by and among Spire Corporation, a Massachusetts corporation, with its principal place of business at One Patriots Park, Bedford, Massachusetts ("Spire"), Gloria Solar (Delaware) Company, Ltd., a Delaware corporation, with its principal place of business at No.498, Sec. 2, Bentian Rd., Annan District, Tainan City 709, Taiwan, Republic of China, ("Gloria (Delaware)") and Gloria Spire Solar, LLC, a Delaware limited liability company with its principal place of business at One Patriots Park, Bedford, Massachusetts (the "Company"; each of Spire, Gloria (Delaware) and the Company, a "Party" and, collectively, the "Parties").

     WHEREAS, Spire is a leading supplier in the design and manufacture of specialized equipment for producing photovoltaic ("PV") solar modules and also manufactures, designs, and installs high-quality PV systems and components;

     WHEREAS , Gloria (Delaware) manufactures and sells PV solar modules and intends to enter the United States market; and

     WHEREAS, Spire and Gloria (Delaware) desire to organize the Company under the laws of the State of Delaware for the purpose of conducting a business of design, marketing, sale, installation coordination and project management of PV Systems using PV Modules manufactured by Gloria (Delaware) and the Company and intend that the Company be a leading PV System provider to commercial, government and utility customers in the United States; and

     WHEREAS, concurrently with the execution and delivery of this Agreement, Gloria (Delaware) and Spire are entering into a Contribution Agreement, dated as of the date hereof (the "Contribution Agreement"), pursuant to which Spire and Gloria Solar Co., Ltd. ("Gloria") have agreed to form the Company;

     NOW, THEREFORE, in the light of their respective activities, abilities, and objectives, as described above, both Parties wish to sell PV systems, and in consideration of the mutual covenants and promises contained herein, the Parties agree as follows:

                                    ARTICLE 1

                                   Definitions

     As used in this Agreement, the following terms shall have the meanings specified:

     1.01 "Act" means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

     1.02 "Affiliate" means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, the Company, Spire and Gloria (Delaware) shall not be deemed to be Affiliates of each other. For purposes of this Agreement, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     1.03 "Asset Purchase Agreement" means the Asset Purchase Agreement, dated as of the date hereof, entered into by and between Spire and Gloria, pursuant to which Gloria will purchase from Spire certain PV Module manufacturing assets.

     1.04 "Assignment and Assumption Agreement" has the meaning provided in the Contribution Agreement.

     1.05 "Bill of Sale" has the meaning provided in the Asset Purchase
Agreement.

     1.06 "Business Practices" means information relating to business operations, business plans, accounting and financial information, products, services, manufacturing processes and methods, test methods, equipment, packaging, costs purchasing data, sources of supply, advertising and marketing plans, customer lists, sales, profits, pricing methods, personnel and business relationships.

     1.07 "Business Day" means any Day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable law to be closed in Taiwan, the Republic of China or the United States.

     1.08 "Closing" has the meaning provided in the Contribution Agreement.

     1.09 "Company Business" means the design, marketing, sale, installation coordination and project management of PV Systems to commercial, government, and utility customers in the United States using PV Modules and all other types of photovoltaic electricity-generating panels ***, and the provision of services to Gloria (Delaware) or its Affiliates for purposes of manufacturing PV Modules pursuant to the Subcontracting Agreement. For the avoidance of doubt, the

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

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

Company Business shall not be deemed to include the designing, building, and selling of PV Module manufacturing equipment, including sales of any advanced manufacturing equipment line to produce PV Systems for customers in all fields (specifically including, without limitation, customers seeking to build utility-scale electric generation stations and customers seeking to build equipment suitable for building such manufacturing equipment).

     1.10 "Confidential Information" means: (a) all non-public information, technical data, and know-how, regardless of the form, whether tangible or intangible, of which the receiving Party becomes aware as a result or in the course of the performance of this Agreement, which could reasonably be understood to be confidential, whether or not so marked and which is related to the disclosing Party's business; and (b) all other information or data identified as proprietary or confidential at the time of disclosure which either Party or its representatives provides or discloses to the other Party in order to perform its obligations pursuant to this Agreement.

     1.11 "Days" or "days" means all calendar days, regardless of whether such days are legal holidays under the laws of the United States or any State or the laws of Taiwan, the Republic of China.

     1.12 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     1.13 "Intellectual Property" means intellectual property of any type throughout the world, including the following: (a) Patents; (b) Trade Secrets;
(c) database rights, original works of authorship, copyrights, copyright registrations and applications therefor, renewals and extensions thereto and all other rights corresponding thereof throughout the world; (d) Mask Works; (e) industrial designs and any registrations and applications therefor throughout the world; (f) rights in World Wide Web addresses and domain names and applications and registrations therefor; (g) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, including the goodwill of the business symbolized thereby or associated therewith; and (h) Software, and any and all other proprietary rights throughout the world.

     1.14 "Mask Works" means mask works, mask work registrations and applications therefore, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.

     1.15 "Member" or "Members" means either or both of Spire and Gloria (Delaware), as the context may require, or a person or entity with an ownership interest in the Company with the rights and obligations as specified herein.

     1.16 "Membership Interest" means a Member's entire equity interest in the Company, including the Membership Units owned by such Member and any right of such Member to the return of Capital Contributions and any interest thereon.

     1.17 "Membership Unit" means a limited liability company interest in the Company (not including any right to the return of capital contributions and any interest thereon) representing such fractional part of the interest of all unit holders pursuant to this Agreement as is equal to the quotient of one divided by the total number of Membership Units as evidenced by a certificate in the form of Exhibit A.

     1.18 "Patents" means: (a) patents and patent applications, including provisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof; (b) inventions, discoveries (whether or not patentable or reduced to practice) and improvements thereto; (c) statutory invention registrations; and (d) all other rights corresponding to the foregoing in subsections (a) through (c) throughout the world.

     1.19 "Person" means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

     1.20 "PV Module" means a photovoltaic electricity-generating panel using any variety of silicon and deposited metals with peak electricity production of less than five hundred seventy-five (575) watts and dimensions with a maximum limit of two hundred fifty centimeters (250 cm) by one hundred fifty centimeters (150 cm).

     1.21 "PV System" means an electricity generating system comprising one or more interconnected PV Modules and additional balance of system ("BOS") components, typically installed on rooftops, or as ground-mounted arrays, or integrated into building designs, which can be interconnected to the electric utility grid (grid-tied) or separate from the utility grid (off-grid).

     1.22 "Software" means all: (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, and source code and object code; (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise; (c) development and design tools, library functions and compilers; (d) technology supporting websites, and the contents and audiovisual displays of websites; and (e) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

     1.23 "Spire PV Technology" has the meaning provided in the Contribution Agreement.

     1.24 "Subcontracting Agreement" means the Subcontracting Agreement, dated as of the date hereof, to be entered into by and between Gloria and the Company, pursuant to which Gloria shall subcontract the Company to operate the assets purchased by Gloria from Spire under the Asset Purchase Agreement.

     1.25 "Sublease Agreement" means the Sublease Agreement, dated as of the date hereof, to be entered into by and between Spire and Gloria, pursuant to which Spire shall sublease certain premises to Gloria for purposes of housing the assets purchased by Gloria from Spire under the Asset Purchase Agreement.

     1.26 "Technology License Agreement" has the meaning provided in the Contribution Agreement.

     1.27 "Trade Secret" means trade secrets, know-how, and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data and business data.

     1.28 "Trademark License Agreements" has the meaning provided in the Contribution Agreement.

     1.29 "Transaction Documents" means this Agreement, the Contribution Agreement, the Asset Purchase Agreement, the Bill of Sale, the Trademark License Agreements, the Subcontracting Agreement, the Sublease Agreement, the Transitional Services Agreement, the Assignment and Assumption Agreement and the Technology License Agreement.

     1.30 "Transitional Services Agreement" has the meaning provided in the Contribution Agreement.

     1.31 "***.

                                    ARTICLE 2

                          Formation, Purpose and Scope

     2.01 Formation.

     a. The Members hereby form and confirm the formation of the Company as a limited liability company under and pursuant to the provisions of the Act and all other pertinent laws of the State of Delaware for the purposes and upon the terms and conditions hereinafter set forth. The Parties agree that their rights, duties and liabilities and the rights duties and liabilities of any additional Member admitted to the Company in accordance with the terms hereof, shall be as provided in the Act, except as otherwise provided herein. Notwithstanding the foregoing, the Members of the Company intend that the Company not be a partnership (including a limited partnership) or joint venture and no Member be a partner or joint venturer of or with any other Member for any purposes other than for tax purposes; and that neither Member shall be considered as an agent or fiduciary of the other or of the Company. This Agreement shall not be construed to suggest otherwise.

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

     b.   The name and mailing address of each Member shall be listed on
          Schedule 2.01 attached hereto. Each of the Members is hereby admitted as a Member of the Company. Additional Members shall be admitted as Members of the Company in accordance with Section 7.03. The Chief Executive Officer, or a designee of the Chief Executive Officer, shall be required to update Schedule 2.01 from time to time, as necessary to reflect accurately the information therein as known by the Chief Executive Officer, but no such update shall modify Schedule 2.01 in any manner inconsistent with this Agreement or the Act. Any amendment or revision to Schedule 2.01 made in accordance with this Agreement shall not be deemed an amendment to this Agreement for purposes of
          Section 15.15(a). Any reference in this Agreement to Schedule 2.01 shall be deemed to be a reference to Schedule 2.01, as amended and in effect from time to time.

     c. The Company's Certificate of Formation, substantially in the form attached hereto as Exhibit B, shall be filed in the office of the Secretary of State of Delaware on the date hereof. The Chief Executive Officer, or a designee of the Chief Executive Officer, is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file, or to cause the execution, delivery and filing of, any amendments or restatements of the Company's Certificate of Formation and any other certificates, notices, statements or other instruments (and any amendments or restatements thereof) necessary or advisable for the formation of the Company or the operation of the Company in all jurisdictions where the Company may elect to do business, but no such amendment, restatement or other instrument may be executed, delivered or filed unless adopted in a manner authorized by this Agreement.

     2.02 Scope and Purpose of the Company. The scope and purpose of the Company shall be the Company Business and such other scope or purpose as the Managing Board shall determine from time to time in accordance with Section 4.06(n).

     2.03 Name of the Company. The name of the Company formed hereby is Gloria Spire Solar, LLC. The Company Business may not be conducted under any other name unless the Parties hereto expressly agree in writing.

     2.04 Registered Office and Agent. Gloria Spire Solar, LLC, a Delaware limited liability company, may have such offices, either within or outside the State of Delaware, as the Members may require from time to time. The address of the registered office of the Company shall be the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The registered agent of the Company shall be the Corporation Trust Center.

     2.05 Powers. The Company shall have such powers as are necessary or appropriate to carry out its purposes as defined hereinabove at Section 2.02, including without limitation the following powers:

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

     a. to have and maintain one or more offices, and in connection therewith to rent, lease, or purchase office or manufacturing space, facilities and equipment, to engage and pay personnel and do such other acts and things and incur such other expenses on its behalf as may be necessary or advisable in the conduct of the Company Business;

     b. to open, maintain, and close bank accounts, and to draw checks and other orders for the payment of money;

     c. to retain agents, independent contractors, attorneys, financial accountants, and other experts selected by the Managing Board on behalf of and at the expense of the Company; to employ and dismiss from employment any and all employees, agents, or independent contractors; to purchase, lease, or license assets or properties, whether real or personal, tangible or intangible;

     d. to enter into, make and perform all such contracts, agreements and other undertakings, including indemnity agreements, as may be necessary or advisable or incident to carrying out the foregoing; and

     e. to engage in such other lawful business, trade, and activities as the Managing Board may deem necessary or advisable in connection with the foregoing, but only as such other business, trade, and activities remain within the scope and purpose of the Company stated hereinabove at Section 2.02.

     2.06 Term and Duration. The term of the Company shall commence on the Closing and shall continue until: (a) the Company is liquidated or dissolved pursuant to applicable law or the terms of this Agreement; (b) all of the Membership Interests of the Company are held by one Member; or (c) this Agreement is terminated by mutual agreement of the Members or in accordance with the provisions of this Agreement, whichever occurs first. After liquidation and winding-up of the Company pursuant to Article 12, the Members shall not be bound by the provisions of this Agreement except for any outstanding disputes or claims and the continuing obligations in Articles 8, 14, and 15, which shall survive any termination, liquidation and winding-up of the Company.

     2.07 Maintenance of Separate Existence. The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member and any Affiliate of any Member, including holding regular meetings of the Members and maintaining its books and records on a current basis separate from that of any Affiliate of the Company or any other Person, and shall not commingle the Company's assets with those of any Affiliate of the Company or any other Person. In furtherance, and not in limitation, of the foregoing, the Company shall not:

     a. Authorize or permit any Person other than the Chief Executive Officer to act on its own behalf with respect to matters (other than matters customarily delegated to others under powers of attorney) for which a

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

          limited liability company's members or managing member would customarily be responsible;

     b. Fail (i) to maintain or cause to be maintained by an agent under the Company's control physical possession of all its books and records,
          (ii) to maintain capitalization adequate for the conduct of its business, (iii) to account for and manage all of its liabilities separately from those of any other Person, including payment by it of administrative expenses and taxes, other than income taxes, from its own assets, or (iv) to identify or cause to be identified separately all of its assets from those of any other Person;

     c. Except as contemplated by Section 3.04, commingle, or permit the commingling of, its funds with the funds of any Member or any Affiliate of any Member or use its funds for other than the Company's uses; or

     d. Except as contemplated by Section 3.04, maintain, or permit the maintenance of, joint bank accounts or other depository accounts to which any Member would have independent access.

     2.08 No Personal Liability. Except as provided by the Act, no Member or any Manager shall be personally liable for any obligations of the Company and except as specifically provided in Article 3, no Member shall have any obligation or be required to make any capital contribution or loan or otherwise advance any funds to the Company.

                                    ARTICLE 3

               Capital Contributions and Interests of the Company

     3.01 Initial Capital Contributions. The initial Members of the Company and their capital contributions to the Company, as agreed in, and pursuant to, the terms of the Contribution Agreement, are set forth opposite such Member's name on Schedule 3.01 hereto.

     3.02 Membership Units. All Membership Units shall have identical rights in all respects as all other Membership Units. Each Member hereby agrees that its interest in the Company and in its Membership Units shall for all purposes be personal property.

     3.03 Return of Contributions. Other than as provided in Article 12, a Member is not entitled to the return of any part of its capital contribution or to be paid interest in respect of either its Membership Interest or its capital contributions. An un-repaid capital contribution is not a liability of the Company or of any Member.

     3.04 Additional Contributions. If the Members determine that additional capital is required to support the operations of the Company and such funding shall be made in the form of additional capital contributions by the Members, the Company shall

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make a call for funds after approval pursuant to Section 4.06(j) (a "Call").
Within ten (10) days after all Members have received written notice of the Call (the "Contribution Period"), the Members shall make additional capital contributions to the Company in proportion to each Member's share of the Company's overall Membership Units.

     3.05 Failure to Fund.

     a. If any Member fails to deliver to the Company its PRO RATA portion of any Call (with such portion not being contributed being referred to herein as the "Funding Shortfall") within the Contribution Period, such Member shall receive a notice ("Default Notice") from the Company that such Member has failed to meet its funding obligation. If such Funding Shortfall continues for ten (10) Business Days after receipt by such Member of a Default Notice, such Member shall be designated as a "Defaulting Member" and the Company shall promptly notify all non-defaulting Members of the default of the Defaulting Member and shall offer each non-defaulting Member the opportunity to purchase its PRO RATA portion of the Funding Shortfall; provided that such offer shall be conditional upon the funding by the non-defaulting Member of its PRO RATA portion of the additional funding.

     b. No consent of any Defaulting Member shall be required as a condition precedent to any sale of the Defaulting Member's Membership Units pursuant to this Section 3.05 and the Company, if the certificates representing such Defaulting Member's Membership Units are not provided to the Company, may cancel or otherwise deem the certificates representing such Membership Units to be lost or destroyed and may issue new certificates therefor with the name or names of the new owners as determined in accordance with this Section 3.05.

     c. However, and notwithstanding the foregoing, the Membership Units of both Spire and Gloria (Delaware) shall, under no circumstances, be reduced to below ten percent (10%) on a fully diluted basis consolidating all classes, in recognition of, and in consideration for, those Members' early commitment and contribution to the Company.

                                    ARTICLE 4

                     Operation and Management of the Company

     4.01 General Activities. The Company shall only engage in those business activities within its corporate purposes, as set forth in Section 2.02 and the Certificate of Formation of the Company. In the event of any discrepancy between this Agreement and the Certificate of Formation, the provisions of this Agreement shall prevail. No Party hereto, acting alone, shall have any authority to act for, or undertake or assume any obligation or responsibility for or on behalf of any other Party hereto.

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     4.02 Management of the Company. The management of the Company shall be vested exclusively in the Managing Board (the "Managing Board"), which may from time to time by resolution delegate authority to the officers or to others to act on behalf of the Company. The Members shall exercise no management authority over the business and affairs of the Company. The Managing Board shall be the sole agents authorized to represent the Company in transactions with third parties and shall have sole management authority over the Company Business. If any Member binds or attempts to bind the Company in a transaction with one or more third parties without express written authorization from the Managing Board, the Member who does so shall be liable to the Company and the other Members for any obligations or liability as a consequence of such action.

     4.03 Managing Board.

     a. The Managing Board shall be composed of five (5) individuals selected by the Members (the "Managers"), of which two (2) individuals shall be appointed by Spire (the "Spire Managers") and three (3) individuals shall be appointed by Gloria (Delaware) (the "Gloria (Delaware) Managers"). Upon the resignation, death, or removal of any Spire Manager or Gloria (Delaware) Manager, the successor shall be nominated and elected by Spire or Gloria (Delaware), as the case may be. Managers of the Company shall receive no remuneration from the Company by virtue of serving on such board unless approved by the Members pursuant to Section 4.06(i). The Managing Board shall determine the amount of reimbursement in respect of its members for travel, hotel, and other incidental expenses incurred in connection with attendance at each Managing Board meeting. The Managers shall in general supervise and control all of the business and affairs of the Company and shall have the authority, without specific authorization from the Members, to pay the normal costs of the Company's operations, with the prior approval of greater than fifty percent (50%) of the Managers for all transactions, unless otherwise specified herein.

     b. The number of Managers a Member may appoint to the Managing Board shall be subject to adjustment according to the percentage of the number of outstanding Membership Units held by such Member as follows:
          (i) a Member holding more than fifty percent (50%) of the number of outstanding Membership Units shall be entitled to appoint three (3) Managers; (ii) a Member holding more than thirty-five percent (35%) of the number of outstanding Membership Units shall be entitled to appoint two (2) Managers and (iii) a Member holding more than twenty percent (20%) of the number of outstanding Membership Units shall be entitled to appoint one (1) Manager; a Member holding no more than twenty percent (20%) of the number of outstanding Membership Units shall have no right under this Agreement to appoint any Manager. However, and notwithstanding the foregoing, Spire and Gloria (Delaware), as founding

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

          Members of the Company, shall each be entitled to appoint at least one
          (1) Manager so long as it holds ten percent (10%) or more of the number of outstanding Membership Units.

     4.04 Meetings of the Managing Board. The Managing Board shall meet no less frequently than quarterly at such place and time as shall be determined by a majority of the Managers. Unless otherwise agreed by the Managers, the location of the meetings shall rotate, with one meeting held in Tainan, Taiwan, and the next held in Bedford, Massachusetts. Special meetings of the Managing Board shall be called at the direction of the Chairman, the Chief Executive Officer, or one or more Managers, and for reasonable cause shown (which is understood to include, without limitation, any meeting called by a Manager to review any determination made by the Company pursuant to this Agreement), upon not less than ten (10) Business Days' notice given by the Chairman, the Chief Executive Officer, or the Secretary of the Company (which officers shall give such notice if properly directed so to do as aforesaid). Emergency meetings of the Managing Board may be held upon not less than one (1) Business Day's telephone notice specifying in reasonable detail the nature of such emergency (to be confirmed by written telecopier notice) by any Manager, the Chairman, the Chief Executive Officer or the Secretary of the Company.

     4.05 Rotating Chairmen. The Managing Board shall meet, in person or by telephone, periodically at reasonable intervals, and further, shall meet at the specific request of either of the Members. Minutes for all such meetings shall be recorded and maintained. The Managing Board shall select a Chairman who shall preside over meetings of the Managing Board. The Members hereby agree that Spire and Gloria (Delaware) shall rotate the chairmanship of the Managing Board each fiscal year, except that it is agreed that one of the Gloria (Delaware) Managers shall serve as the Chairman of the Managing Board for the period from the date hereof through the end of the first full fiscal year of the Company. Spire and Gloria (Delaware) agree to cause their respective members to the Managing Board to effect the foregoing.

     4.06 Approval by the Managing Board. The Managing Board shall have authority with respect to all aspects of the operation of the Company, except as limited in the Act. All actions of the Managing Board shall require the affirmative vote of a majority of the votes cast by the Managers present in person or by proxy at a duly convened meeting of the Managing Board at which a quorum is present or, in lieu of a meeting, by the unanimous written consent of all members of the Managing Board; PROVIDED, HOWEVER, that the Company shall not take any of the following actions without at least an affirmative vote cast by one Spire Manager and at least an affirmative vote cast by one Gloria (Delaware)
Manager:

     a.   admission of new Members;

     b. the Company's authority to disburse funds of the Company in transactions, or a series of related transactions, requiring payment by the Company (in one or a series of transactions) in excess of Twenty-five Thousand U.S. Dollars (US$25,000.00), or assumption of debt by the

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

          Company (in one or a series of transactions) in excess of Ten Thousand U.S. Dollars (US$10,000.00);

     c. issuance of additional equity in the Company of any class (including convertible debt) in one or any series of transactions within a twenty-four (24) month period that, when fully converted, shall result in the issuance of more than an additional twenty percent (20%) of the Company's equity when fully diluted and executed (i.e., considering the maximum conversion ratios on an accelerated basis);

     d. valuation of the Company's assets or selection of a third party to make such a valuation;

     e. acquisition by the Company of an interest in any other company and/or acquisition of assets to be held by the Company;

     f. appointment and removal of the external auditors (the "Auditors") of the Company, having in particular the duty of auditing the accounts, as well as approval of the yearly accounts;

     g. appointment, removal, or modification of the terms of compensation of the officers of the Company or any other employee whose annual compensation (including benefits) is in excess of One Hundred Fifty Thousand U.S. Dollars (US$150,000.00) PER ANNUM;

     h. establishment of any pension, profit sharing, or other benefit plan for employees;

     i. compensation of the Managers (but not reimbursement of reasonable expenses);

     j. requiring Members to make additional capital contributions to the Company;

     k.   voluntary dissolution of the Company under Article 12;

     l.   electing to continue business after dissolution;

     m.   amendment of this Agreement or the Company's Certificate of Formation;

     n. change in the scope and purpose of the Company, as well as the strategy and goals for accomplishing that scope and purpose;

     o. any change in corporate form, merger, reorganization or sale of all or substantially all of the assets of the Company;

     p.   the filing of a voluntary petition in bankruptcy of the Company;

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

     q. the approval and consummation of any public offering of the Company's equity or debt securities; and

     r. instituting or beginning of defense of a material legal action in the Company's name of and on its behalf.

     4.07 Approval of Business Opportunities. To avoid any conflict of interest, the Company shall not accept or refuse to accept any business opportunity pursuant to Section 9.01 without an affirmative vote in favor thereof by greater than fifty percent (50%) of those Managers not appointed by the Member offering such business opportunity.

     4.08 Quorum Requirement for Meetings of the Managing Board. The presence of a majority of the Managers in person or by proxy, together with the presence of at least one Manager appointed by Spire and one Manager appointed by Gloria (Delaware), shall constitute a quorum. A quorum must exist at all times of a meeting, including the reconvening of any meeting that has been adjourned, for any action taken at such meeting to be valid.

     4.09 Actions Without a Meeting. Any action required or permitted to be taken at a meeting of the Managers may be taken without a meeting, if a consent in writing, setting forth the action so taken, is signed by at least the minimum number of Managers which would be necessary to fulfill the affirmative vote requirements set forth in Sections 4.03(a) and 4.06 for such action. Such consent shall have the same force and effect as a vote of the Members at a meeting. Such writing, which may be in counterparts, shall be manually executed if practicable; provided, however, that if circumstances so require, effect shall be given to written consent transmitted by telegraph, telex, facsimile, telecopy or similar means of visual data transmission.

     4.10 Telephone Meetings. Meetings of the Managing Board may be conducted by means of conference telephone or similar audio communications equipment whereby all persons participating in the meeting can hear and speak to one another.

     4.11 Quorum Requirement for Meetings of Members. The quorum requirement for a meeting of Members shall be Members holding eighty percent (80%) of the outstanding Membership Units of the Company. Members represented in person or by proxy shall be counted to determine the existence of a quorum at a meeting of the Members. If less than a quorum is represented at a meeting, a majority of the Members so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The Members represented at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum.

     4.12 Notice of Meeting. The Managing Board shall give each Member written or printed notice stating the place, day, and hour of any meeting of the Members, and the purpose or purposes for which the meeting is called, not less than ten (10) days nor more than sixty (60) days before the date of the meeting. Notices shall be delivered in accordance with Section 15.04. Attendance by a Member, whether in person or by proxy, at a meeting of which the Member has had no notice shall constitute a waiver of notice of such meeting.

     4.13 Officers. The Managing Board may appoint officers, including a Chief Executive Officer, one or more Vice Presidents, a Secretary and such other officers as it may deem necessary or appropriate, to serve as representatives of the Company, each exercising the authority granted to such officer in a written appointment signed by the Managing Board. Unless otherwise determined by the Managing Board pursuant to Section 4.06(g), officers shall serve for one (1) year terms. Initially, the officers of the Company shall be:

President and Chief Executive Officer:   ***
Chief Operating Officer:                 [To be appointed by Spire]
Chief Financial Officer:                 ***
Secretary:                               [To be appointed by Gloria (Delaware)]


                                    ARTICLE 5

                          Allocations and Distributions

     5.01 Capital Accounts. A Capital Account ("Capital Account") shall be determined and maintained for each Member in accordance with 26 C.F.R. 1.704-1(b)(2)(iv). Accordingly:

     a. Each Member's Capital Account shall be credited with all money and with the fair market value of property contributed by that Member to the Company (net of liabilities secured by the property that the Company is considered to assume or take subject to).

     b. Each Member's Capital Account shall be charged with all money and with the fair market value of property distributed to that Member by the Company (net of liabilities secured by the property that the Member is considered to assume or take subject to).

     c. Each Member's Capital Account shall be credited or charged with that Member's share, under Section 5.02, of items of Company income, gain, loss, and all other items as provided by 26 C.F.R. 1.704-1(b)(2)(iv).

     d. If the Capital Accounts of the Members are computed with reference to the book value of any asset which differs from the adjusted tax basis of such Asset, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such Asset in accordance with 26 C.F.R. 1.704-1(b)(2)(iv).

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

     e. If any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in 26 C.F.R. 1.704-1(b)(2)(iv)(1).

     f. If property, other than money, is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been transferred in the Capital Accounts previously) would be allocated among the Members if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the United States Internal Revenue Code ("Code") into account) on the date of distribution. For this purpose, the fair market value of the property shall be determined by the Members.

     g. The foregoing provisions, and the other provisions of this Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with 26 C.F.R. 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation. If the Members shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulation, the Members may make such modification, provided that it is not likely to have a material effect on the amount distributable to any Member upon liquidation of the Company pursuant to Article 12 of this Agreement.

     5.02 Allocations. Subject to Code Section 704(c) and 26 C.F.R. 1.704-1(b), each item of Company income, gain, loss, deduction and credit, including expenditures of the Company described in Code Section 705(a)(2)(B), shall be allocated among the Members in proportion to each Member's share of the Company's overall Membership Units.

     5.03 Net Cash Flow. For purposes of this Agreement, the term "Net Cash Flow" shall mean the amount, if any, by which all funds actually received by the Company during the calendar year exceed the sum of: (a) the amount of all funds actually expended by the Company during such year; plus (b) the amount needed to meet the working capital requirements of the Company for the next six months; plus (c) the amount needed to make all additions to capital expenditure and/or other reserves, including, without limitation, reserves required under agreements with lenders, established for the Company.

     5.04 Member Cash Distributions.

     a. From time to time as determined by the Managing Board, the Company shall distribute to each Member the Net Cash Flow in proportion to each Member's share of the Company's overall Membership Units.

     b. Notwithstanding any other provision of the Agreement, each year the Company shall distribute cash to the Members in a minimum amount equal to each Member's liability for federal and state income tax and any other pass-through tax obligation incurred by the Members in respect of the Company net income allocated to such Member. Distributions to be made under the preceding sentence shall be calculated assuming that all Members are taxed on their allocable net income at the maximum marginal federal and state income tax rate then in effect with respect to any Member. Such distributions shall be made during each taxable year at the times and in the amounts necessary to allow the Members to make estimated tax payments and the final payment with their income tax returns.

                                    ARTICLE 6

                               Accounting Matters

     6.01 Records and Books of Account. The Company shall keep, or cause to be kept, separate, accurate, and complete records and books of account pertaining solely to the activities of the Company and containing an accurate and complete record of all transactions and other matters relative to the business of the Company. Such records and books of account shall be: (a) maintained on the cash or accrual basis method of accounting, as determined by the Member; (b) kept at the principal office of the Company; and (c) available to any Member for inspection and audit (at such Member's cost and expense) at any time during normal business hours, provided that the Company has received a prior, written request for such inspection and audit at least five (5) Business Days prior to the date on which such inspection or audit shall be conducted.

     6.02 Separate Operating Account. The funds of the Company shall be deposited in such account or accounts as are designated by the Members and shall not be commingled with the funds of any Member; provided, however, that nothing in this Section 6.02 shall be construed to prevent any Member from maintaining deposits and other accounts at the same financial institution in which the Company maintains its account(s).

     6.03 Fiscal and Taxable Years. For accounting and federal income tax reporting purposes, the fiscal and taxable years of the Company shall end on December 31 each year.

     6.04 Financial Statements. The following financial information, prepared, in accordance with GAAP, shall be transmitted by the Company to each Member at the times hereinafter set forth:

     a. Within sixty (60) days after the close of each fiscal year, the following financial statements, examined by and certified to by the
          Auditors:

          (i) the balance sheet of the Company as of the close of such fiscal year;

          (ii) a statement of the Company's income for such fiscal year; and

          (iii) a statement of such Member's Capital Account as of the close of such fiscal year, and changes therein during such fiscal year.

     b. Within sixty (60) days after the close of each fiscal year, a statement indicating such Member's share of each item of Company income, gain, loss, deduction or credit for such fiscal year for income tax purposes.

     c. As soon as available and in any event within twenty five (25) days after the end of each three-month period, balance sheets of the Company as of the end of such three-month period and statements of income, certified by the Chief Financial Officer or Treasurer of the Company.

     d. As soon as practicable and in any event within twenty (20) days following the end of each calendar month, a monthly operating summary of the Company's activities in a form to be established by the Managing Board.

     6.05 Income Tax Returns. As soon as practicable after the end of each taxable year of the Company, but in no event later than April 1, the Company shall prepare and file, or shall cause to be prepared and filed, all required federal and state income tax returns and related reports for the Company.

     6.06 Designation of Tax Matters Member. The Company shall appoint Spire to act as the tax matters member ("TMM") of the Company under the Code, and in any similar capacity under state or local law. The TMM shall take no action with respect to tax matters, including, without limitation, the making of any elections, without the prior approval of all of the Members. The TMM shall not be required to take any action or incur any expenses for the prosecution of any administrative or judicial remedies in his capacity as TMM unless the Members agree on a method of sharing expenses incurred in connection with such action.

     6.07 Information Request of TMM. The Members shall furnish to the TMM, within ten (10) days after the receipt of a request therefor, such information as the TMM may reasonably request to permit the TMM to provide the Internal Revenue Service with sufficient information for purposes of Code Sections 6223 and 6050K. All information requested from TMM shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective Party at the following address:

     To the Company:

     c/o Spire Corporation

     One Patriots Park
     Bedford, Massachusetts, 01730  USA
     Fax No.: +1-781-275-7470
     Attention: Spire CFO

     6.08 TMM Agreements with IRS. The TMM shall not agree to any extension of the statute of limitations for making assessments on behalf of any Member without obtaining the prior, written consent of such Member. The TMM shall not bind any Member to a settlement agreement in tax audits without obtaining the prior, written consent of such Member. Any Member who enters into a settlement agreement with the Secretary of the Treasury with respect to any Company items, as defined by Code Section 6231(a)(3), shall notify the TMM of such settlement agreement and its terms within ninety (90) days from the date of settlement.

     6.09 Inconsistent Treatment of Company Item. If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall, prior to the filing of such notice, notify the TMM of such intent and the manner in which the Member's intended treatment of the Company item(s) is, or may be, inconsistent with the treatment of that item by the Company. Within five
(5) days of receipt, the TMM shall remit copies of such notification to all of the other Members. If an inconsistency notice is filed solely because a Member has not received a Schedule K-1 in time for filing of his income tax return, the TMM need not be notified.

     6.10 Requests for Administrative Adjustments. No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of the Company's taxable year without first notifying all of the other Members. If all of the other Members agree with the requested adjustment, the TMM shall file the request for administrative adjustment on behalf of the Company. If unanimous consent is not obtained within thirty (30) days from such notice, or within the period required to file the request for administrative adjustment timely, if shorter, any Member, including the TMM, may file a request for administrative adjustment on its own behalf.

     6.11 Judicial Proceedings. Any Member intending to file a petition under
Section 6226, 6228 or other Sections of the Code with respect to any Company items, or other tax matters involving the Company, shall notify the other Members of such intention and the nature of the contemplated proceeding. If a Member intends to seek review of any court decision rendered as a result of such a proceeding, such Member shall notify the other Members.

                                    ARTICLE 7

                        Transfer of Membership Interests

     7.01 Transfer of Membership Interest. The provisions of this Article 7 shall apply to any sale, exchange, assignment, pledge, transfer, or proposed transfer, voluntary or involuntary (whether as a result of bankruptcy, operation of law, or otherwise), with or without consideration (collectively, a "Transfer"), of Membership Interests of the

Company by the Members. No Member
may transfer any portion of the Member's Membership Interest in the Company except as provided in this Article 7.

     7.02 Standstill. Notwithstanding the provisions of Section 7.03 and except as provided under Section 7.05 or otherwise agreed by Spire and Gloria (Delaware), for twenty-four (24) months from the date of this Agreement, no Member may Transfer any Membership Interest of the Company. Thereafter, the Company shall have a right of first refusal with respect to all Membership Interests of the Company, which right, unless waived, may be exercised in accordance with Section 7.04 in connection with any proposed Transfer, other than a Transfer in accordance with Section 7.05 of this Agreement; PROVIDED, HOWEVER, that the Company shall have no obligation to purchase all or any part of the Membership Interests held by a Member. Except as otherwise provided herein, no Member may partially or completely withdraw from the Company without the written consent of the majority of the other Membership Interests.

     7.03 New Members and Permitted Transfers. New Members (other than Permitted Transferees) shall be admitted to the Company only with the approval of the Managing Board pursuant to Section 4.06(a) on terms and conditions which are consistent with this Agreement, the Certificate of Formation of the Company, the Act and any applicable provision of law or rule of a governmental agency which has jurisdiction over the business of the Company. The transferee or assignee of any Membership Units shall have no right to participate in the management of the business and affairs of the Company or to become a Member unless the Members representing at least eighty percent (80%) of the outstanding Membership Units approve, in writing, the admission and the transferee executes and delivers to the Company a written agreement to be bound by all of the terms and provisions of this Agreement. The approval of the other Members may be withheld reasonably or unreasonably. In the absence of any such approval, the transferee or assignee of all or a part of a Membership Interest of the Company shall be allocated the portion of the Company's net profits and net losses in relation to the Membership Units, or portion thereof, that has been transferred, but the transferee shall have no other rights of a member, such as the right to participate in the management of the Company, to act on behalf of the Company, or to inspect records of the Company.

     7.04 Right of First Refusal. After the second anniversary of the date hereof, if any Member receives a BONA FIDE offer from a third party to purchase its Membership Interest in the Company, and that Member wishes to accept that BONA FIDE offer, then such Member (herein "Seller") must notify the other Member in writing of its desire to consummate the Transfer, giving the name of the proposed transferee, the price to be paid by the proposed transferee for the Membership Interest (the "Transfer Amount"), and the principal terms of the proposed Transfer (such notice being a "Transfer Notice"). Within thirty (30) Business Days following the receipt of the Transfer Notice, the other Members shall notify the Seller if the other Member desires to purchase the Transfer Amount (a "Positive Response") or if the Seller is free to sell the Transfer Amount (a "Negative Response"). If the other Members send a Positive Response to the Seller, it shall purchase, and the Seller shall sell to it, the Transfer Amount on the substantial terms of the BONA FIDE offer described in the Transfer Notice. The purchase and sale shall occur on a day selected by the other Member and set forth in the Positive Response, but in any event within ten (10) Business Days after the transmission of the Positive Response. The purchase and sale shall occur in accordance with such reasonable procedures as the other Member may impose. If the other Member, in response to a Transfer Notice, sends a Negative Response to the Seller, the Seller shall be free to sell the Transfer Amount to the maker of the BONA FIDE offer described in the Transfer Notice at any time within sixty (60) days after the transmission of the Negative Response.

     7.05 Change in Control.

     a. For purposes of this Section 7.05, a "Change in Control" of a Member means the acquisition by one or more unaffiliated third parties of beneficial ownership of more than fifty-one percent (51%) of the total combined voting power of such Member's outstanding capital stock or acquisition by such unaffiliated third parties of all or substantially all of the stock or assets of such Member (herein the "Acquired Member").

     b. Generally, an Acquired Member shall give the Company and the other Members (herein the "Remaining Members") immediate written notice of any Change in Control ("Change in Control Notice"). Upon receipt of the Change in Control Notice, the Remaining Members may, by giving written notice to the Acquired Member (the "Election Notice"), elect to purchase all (but not less than all) of the Acquired Member's Membership Interests in the Company in proportion to each such Member's share of the Company's overall Membership Units at a purchase price of the fair market value (the "FMV") of such Membership Interest, as determined in good faith by the Members pursuant to
          Section 7.05(c) of this Agreement.

     c. The Acquired Member and Remaining Members shall in good faith attempt mutually to agree as to the FMV within thirty (30) days after delivery of the Election Notice. If the FMV is so determined and mutually agreed, it shall be set forth in writing and shall be final, conclusive, and binding upon the Members. The Members shall each use all reasonable efforts to cause the purchase and sale of the Membership Interest to occur prior to the Change in Control of the Acquired Member, but in any event within ten (10) Business Days after the FMV purchase price has been determined. If the Members fail to agree mutually as to the FMV within thirty (30) days after delivery of the Election Notice, then the Members shall, within ten (10) days, select an international, first-tier accounting firm that is not then representing any of the Members or the Company or any Affiliate (the "Appraiser"). The Appraiser shall determine the FMV, set forth its determination in writing, and deliver this determination to the Members within thirty (30) days of its selection. The Appraiser's determination shall be final, conclusive, and binding upon the Members. The Appraiser's fee shall be equally shared by the Acquired Member and Remaining Members.

     7.06 Effect of Transfer. Any Transfer of a Membership Interest of the Company permitted under this Article 7 shall be an assignment and transfer of all the transferring Member's rights, obligations, and liabilities under this Agreement with respect to such Membership Interest. The transferee shall expressly agree in writing to be bound by all of the terms and conditions of this Agreement, and assume and agree to perform all of the transferring Member's agreements, obligations, and liabilities under this Agreement with respect to such Membership Interest existing or arising at the time of and subsequent to such Transfer. No Transfer pursuant to this Article 7 shall be permitted if such Transfer would violate federal or state securities laws or any other laws of the United States. Any purported Transfer of Membership Interest of the Company not permitted by or in conformance with this Article 7 shall be null and void and have no effect whatsoever.

                                    ARTICLE 8

                     Confidentiality and Restrictions on Use

     8.01 Restrictions on Disclosure. Except as provided herein or as otherwise agreed to by the prior, written consent of the Member having provided any Confidential Information, each Member shall and shall cause its Affiliates, officers, directors, employees, attorneys, accountants, auditors and agents (collectively, "Representatives"), to the extent such Persons receive Confidential Information, to:

     a. maintain in the strictest confidence the Confidential Information and not disclose or make available to any third party all or any part of the Confidential Information except as necessary to operate its business and provided that such disclosure is pursuant to a nondisclosure agreement with terms no less restrictive than those contained herein;

     b. limit access to the Confidential Information to such of Representatives as may be reasonably required in connection with the activities of the Company as contemplated by this Agreement;

     c. refrain from use of the Confidential Information for any purpose other than the activities of the Company as contemplated by this Agreement; PROVIDED, HOWEVER, that the disclosing Party may use or continue to use its Confidential Information in and for its own business to the extent such use is not in contravention of the other provisions of this Agreement; and

     d. exercise the same degree of care as such Member takes to protect its own proprietary and confidential business information but no less than a reasonable standard of care to avoid disclosure of the Confidential Information.

     8.02 Exceptions to Confidentiality. The obligations of confidentiality in
Section 8.01 shall not apply to Confidential Information which: (a) is or becomes publicly available (other than as a result of an unauthorized disclosure); (b) is already known by a receiving Party without an obligation of confidentiality prior to the disclosure thereof by the disclosing Party as evidenced by business records maintained in the ordinary course; (c) is or becomes available to a Party from a source other than the disclosing Party or its representatives, provided that such source represents that it is not prohibited from disclosing such information by a contractual, legal, or fiduciary obligation; or (d) is independently developed by the other Party without violating the disclosing Party's rights as evidenced by business records maintained in the ordinary course. The obligations in Section 8.01 shall not restrict any disclosure by either Party pursuant to any applicable law or by order of any court of competent jurisdiction or government agency, provided that the receiving Party shall, as promptly as possible after determining that it is obligated to make such disclosure, notify the disclosing Party of its intention to make such disclosure (using its reasonable efforts to give such notice prior to making any such disclosure), so that the disclosing Party may have an opportunity to object to such disclosure or to obtain a protective order or other appropriate relief. Notwithstanding the foregoing exceptions, it is expressly acknowledged and agreed to by the Parties that Section 8.02(b) shall not apply to Spire in respect of Spire PV Technology licensed to Spire pursuant to the Technology License Agreement, and that to the extent the licensed Spire PV Technology includes Confidential Information, such Confidential Information shall remain subject to the restrictions set forth in Section 8.01.

     8.03 Return of Confidential Information. Upon expiration or termination of this Agreement for any reason, all Confidential Information of a Party disclosed hereunder, and all copies thereof, shall, upon the request of the disclosing Party, be promptly returned to the disclosing Party or, at the disclosing Party's option, erased or destroyed. The recipient of the Confidential Information shall provide to the disclosing Party certificates signed by an officer of the receiving Party evidencing such destruction or return.

                                    ARTICLE 9

                              Conflicts of Interest

     9.01 Participation in Same or Competing Businesses.

     a. Each Member hereby agrees to promote and develop for the Company all business opportunities that come to its attention relating to current or anticipated future business of the Company pursuant to the scope and purpose of the Company, as provided hereinabove at Section 2.02, in a manner consistent with the best interests of the Company. It is expressly understood that in developing any business opportunity for itself, such development may not in any direct way conflict or compete with the scope or purposes of the Company under this Agreement, except as provided in this Agreement, or by mutual agreement of the Members.

     b. If any Member identifies an available opportunity (i) within the scope of the Company Business or (ii) relating to the design, development, ***, the Member

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

          shall offer the opportunity to the Company, and the Company shall have the right to accept, by vote of the Managing Board in accordance with
          Section 4.07, the opportunity presented and to cause the Company to participate therein in lieu of the offering Member. However, if the Managing Board does not accept an opportunity presented by the Member as provided in this Section 9.01 or if the Company does not actively participate therein, the offering Member shall be at liberty to participate separately and for its own account.

     c. The Company may transact business with any Member or an affiliate of any Member, provided that the terms of those transactions are no less favorable to the Company than those which could be obtained from unrelated third parties. Each of Spire, Gloria (Delaware), and the Company shall give the other Parties best prices for all transactions between the Parties related to the scope and purpose of the Company pursuant to Section 2.02 of the Agreement. For any purchase of PV Modules by the Company, the Company shall first offer to acquire PV Modules from Gloria (Delaware), on the same terms that it would otherwise acquire them from a third party supplier in an arm's-length transaction. If Gloria (Delaware) cannot meet those terms, the Company may acquire the PV Modules from any third party supplier. For any purchase of PV Module manufacturing equipment by the Company or Gloria (Delaware) (only to the extent relating to Gloria (Delaware)'s PV Module commodity business in the United States), the Company or Gloria (Delaware), as the case may be, shall first offer to purchase the manufacturing equipment from Spire, on the same terms that it would otherwise purchase from a third party supplier it in an arm's-length transaction. If Spire cannot meet those terms, the Company or Gloria (Delaware), as the case may be, may purchase such manufacturing equipment from any third party supplier.

     d. The Company hereby agrees and acknowledges that it shall not compete, or assist any other party to compete, with Spire or Gloria (Delaware), directly or indirectly, throughout the world, in any business outside the scope and purpose of the Company, as provided in Section 2.02.

     e. Neither Gloria (Delaware) nor Spire shall, directly or indirectly, compete with the Company in the design, marketing, sale, installation coordination, or project management of PV Systems in the United States by using PV Modules or any other type of photovoltaic electricity-generating panels (***). For three (3) years from the date hereof, Spire shall not mass manufacture, market, or sell any PV Modules throughout the world. Beginning on the fourth (4th) anniversary of the date hereof, Spire shall only be allowed to sell PV Modules as a commodity item outside of the United States. Subject to the foregoing

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

          restrictions, Spire shall have the right to continue to do the following: (i) design, build, and sell PV Module manufacturing equipment, including sales of any advanced manufacturing equipment line to produce PV Systems for Spire's customers, including customers in all fields (specifically including, without limitation, customers seeking to build utility-scale electric generation stations and customers seeking to build equipment suitable for building such manufacturing equipment, whether conducted by Spire directly or under license (or sublicense) from Spire); (ii) receive CE markings and Underwriters Laboratories listings; (iii) instruct module design theory and assembly processes to customers; (iv) design and produce prototype modules in support of manufacturing equipment sales or research and development programs; (v) use the Spire PV Technology to sell PV Modules and PV Systems, pursuant to the above-stated restrictions, and to conduct all PV Systems business on a non-exclusive basis, in any territory other than the United States, and including, without limitation, as allowed pursuant to the Technology License Agreement; and (vi) develop, research, enhance, perfect, file letters patent on, retain trade secrets on, sell, license, or otherwise use Spire Intellectual Property, provided that if Spire develops any new PV Module technology during the term of this Agreement, Spire shall be prevented from any market launch of such technology for one (1) year from the date of the Closing, and Spire shall, in good faith, offer to license the new PV Module technology to Gloria and the Company pursuant to a long-term intellectual property license agreement on commercially reasonable terms and conditions. For the avoidance of doubt, Gloria shall have the right to sell PV Modules as a commodity item throughout the world.

     9.02 Non-Solicitation.

     a. Neither the Company nor any Member shall, without prior written approval of the affected Member, which approval may be withheld for any reason: (i) directly or indirectly, in one or a series of transactions, recruit or solicit any director, officer, employee, sales agent, investor, lessor, supplier, customer, agent, representative, or any other Person that has a business relationship with such affected Member or had a business relationship with such Member within the six (6) month period preceding the date of the incident in question, to discontinue, reduce, or modify such employment, agency, or business relationship with such Member; or (ii) employ or seek to employ any person or agent who is then (or was at any time within six (6) months prior to the date that the Company seeks to employ such person) employed or retained by such Member; provided, HOWEVER, that the term "solicit for employment" shall not be deemed to include general solicitations of employment not specifically directed toward employees of such Member.

     b. No Member shall, without prior written approval of the Managing Board, which approval may be withheld for any reason: (i) directly or indirectly, in one or a series of transactions, recruit or solicit any director, officer, employee, sales agent, investor, lessor, supplier, customer, agent, representative, or any other Person that has a business relationship with the Company or had a business relationship with the Company within the six (6) month period preceding the date of the incident in question, to discontinue, reduce, or modify such employment, agency, or business relationship with the Company; or (ii) employ or seek to employ any person or agent who is then (or was at any time within six (6) months prior to the date that a Member seeks to employ such person) employed or retained by the Company; PROVIDED, HOWEVER, that the term "solicit for employment" shall not be deemed to include general solicitations of employment not specifically directed toward employees of the Company.

                                   ARTICLE 10

                         Representations and Warranties

     10.01 Representations and Warranties. Each Member severally, but not jointly, represents and warrants to the Company and each other Member as follows:

     a. Organization and Authority. To the extent such Member is not a natural person, it is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to perform the actions contemplated hereby. Such Member is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not prevent or materially hinder the performance of the actions contemplated by this Agreement. The execution and delivery of this Agreement by such Member, the performance by it of its obligations hereunder and the performance by it of the actions contemplated hereby have been duly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by such Member, and (assuming due authorization, execution and delivery by the other Persons signatory hereto) this Agreement constitutes a legal, valid and binding obligation of such Member enforceable against it in accordance with its terms.

     b. No Conflict. The execution, delivery and performance of this Agreement by such Member do not and will not (i) violate, conflict with or result in the breach of any provision of its charter or by-laws (or similar organizational documents), to the extent it has such, (ii) conflict with or violate any law, governmental regulation or governmental order applicable to such Party or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which such Party is bound, except to the extent that any conflict under (ii) or (iii) above would not prevent or materially hinder the performance of the actions contemplated by this Agreement.

     c. Consents and Approvals. The execution, delivery and performance of this Agreement by such Party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any governmental authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by such Party of the transactions contemplated by this Agreement.

     d. No Litigation. There is no action, claim, suit, judicial or administrative proceeding, arbitration, investigation, or review by any governmental authority pending, filed, or threatened against or involving the Member or its properties, assets, or rights that could impair the ability of the Member to consummate the transactions contemplated by this Agreement.

     e.   Investment Representations.

          i. Such Member is not loaning money to the Company, but rather acquiring a membership right in the Company;

          ii. Such Member is purchasing its Membership Interest for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Membership Interest in violation of the Securities Act of 1933 or the Securities Act of 1934 (the "Securities Acts"), or any rule or regulation under the Securities Acts.

          iii. Such Member has had such opportunity as it has deemed adequate to obtain from representatives of the Company such information as is necessary to permit it to evaluate the merits and risks of investment in the Company.

          iv. Such Member has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of its Membership Interest and to make an informed investment decision with respect to such purchase.

          v. Such Member can afford a complete loss of the value of its Membership Interest and is able to bear the economic risk of holding such Membership Interest for an indefinite period.

          vi. Such Member understands that: (i) there is now no registration statement on file with the Securities and Exchange Commission with respect to any Membership Interests of the Company, and the Company has no obligation or current intention to register the Membership Interests under the Securities Acts; and (ii) there is now no registration statement on file with any state with respect to any Membership Interests of the Company, and the Company has no obligation or current intention to register the Membership Interests with any state.

          vii. Such Member acknowledges receipt of all pertinent documents relative to the Company, its business, and corporate structure. Such Member has reviewed such documents to its satisfaction, and has had the opportunity to review such documents and any such matters with legal counsel, if appropriate. Such Member acknowledges that purchase and ownership of its Membership Interest will result in it being a member in a limited liability company electing partnership tax status, whereby corporate income will be taxable directly to such Member, regardless of whether an actual distribution of such income occurs.

          viii. Such Member is an "accredited investor" pursuant to Rule 501(a)(5) or (6) of the Securities Act of 1933 or qualifies for other pertinent exemption(s) set forth in Rule 501.

     10.02 Further Covenants. Each Member hereby covenants that it shall act in good faith and vote its Membership Interest in a manner so as to accomplish and to carry out, or cause its members of the Managing Board to cause the Company to carry out the purpose and terms of this Agreement. No Member shall disparage, discredit, or otherwise treat in any detrimental manner, the Company or any other Member, its Affiliates, directors, and employees.

                                   ARTICLE 11

                          Liability and Indemnification

     11.01 Indemnification by Company. The Company shall indemnify the Managers, officers and registered agent of the Company (collectively, the "Officers"), as well as each Member and their respective officers, directors, employees, stockholders, representatives, and agents (collectively, the "Indemnified Parties") against, and agrees to hold them harmless from, any loss, liability, claim, damage, or expense (including reasonable legal fees and expenses) ("Losses"), including, but not limited to, any claim that any transaction provided herein is not for fair and reasonable consideration, that may be imposed upon, or reasonably incurred by, such Indemnified Parties, for or on account of or arising from or in connection with or otherwise with respect to:
(a) any claim, action, suit or proceeding or threat thereof, made or instituted in which such Indemnified Parties may be involved or be made a party by reason of such Officer or Member being, or having been in the past, an Officer or Member (including, in the case of Spire, a TMM), or by reason of any action alleged to have been taken or omitted by such Officer or Member in such capacity, or by such Other Indemnified Parties acting on behalf of such Member or the Company, but only if such Indemnified Parties were acting in good faith and with reasonable care in what it (or they) reasonably believed to be its (or their) scope of authority as set forth in this Agreement and in the best interests of the Company, and with respect to any criminal action or proceeding, such Indemnified Party had no reasonable cause to believe such conduct was unlawful; and (b) any claim, action, suit or proceeding or threat thereof, made or instituted in which the Indemnified Parties may be involved or be made a party because and to the extent that such Indemnified Parties have guaranteed to a third party the performance of any obligation of the Company, except that no Indemnified Party shall be entitled to be indemnified in respect of any Losses incurred by such Indemnified Party by reason of gross negligence, bad faith or willful misconduct; PROVIDED, HOWEVER, that the indemnification and hold harmless agreement provided in this Section 12.01 shall not apply to a claim by one or more Members against one or more other Members. The Company shall, so long as duly approved, purchase insurance to protect itself and the Indemnified Parties, whether or not the Company would have the power or duty to indemnify the Indemnified Parties for the items covered by such insurance.

     11.02 Indemnification by Members

     a. Gloria (Delaware) and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Gloria (Delaware) Indemnified Party") shall be indemnified and held harmless by Spire (the "Indemnifying Party") for and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys' and consultants' fees and expenses) actually suffered or incurred by the Indemnified Parties (including any civil action brought or otherwise initiated by any of them) (hereinafter a "Loss") arising out of or resulting from:

     (i) the breach of any representation or warranty made by Spire contained in this Agreement; and

     (ii) the breach of any covenant or agreement by Spire contained in this Agreement.

     b. Spire and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Spire Indemnified Party") shall be indemnified and held harmless by Gloria (Delaware) (the "Indemnifying Party") for and against any and all Losses arising out of or resulting from:

     (i) the breach of any representation or warranty made by Gloria (Delaware) contained in this Agreement; and

     (ii) the breach of any covenant or agreement by Gloria (Delaware) contained in this Agreement.

     c. However and notwithstanding clauses (a) and (b) above: (i) an Indemnified Party shall not be liable for any claim for indemnification pursuant to this Section 11.02, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Spire or Gloria (Delaware) Indemnified Party, as the case may be, equals or exceeds Twenty-Five Thousand US Dollars (US$25,000.00), whereupon the Spire or Gloria (Delaware) Indemnified Party, as the case may be, shall be entitled to indemnification for the full amount of such Losses; and (ii) no Losses may be claimed under clause (a) or (b) above by an Indemnified Party, or shall be reimbursable by the Spire or Gloria (Delaware) Indemnifying Party, as the case may be, or shall be included in calculating the aggregate Losses set forth in (c)(i) above other than Losses in excess of Five Thousand Dollars (US$5,000.00) resulting from any single claim or multiple claims arising out of the same facts, events, or circumstances, computed cumulatively.

     11.03 Procedures.

     a. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim made by any person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party shall notify the Company in writing of the Third Party Claim within a reasonable time after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, HOWEVER, that failure to give such notification shall not affect the indemnification provided in this Article 11 except: (i) to the extent the Company has been actually prejudiced as a result of such failure; and (ii) that the Company shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice. Thereafter, the Indemnified Party shall deliver to the Company, within a reasonable time after the Indemnified Party's receipt thereof, copies of all notices and documents (including court documents, pleadings, and correspondence) received by the Indemnified Party relating to the Third Party Claim.

     b. If a Third Party Claim is made against an Indemnified Party, the Company shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Company; provided that such counsel is not reasonably objected to by the Indemnified Party; and provided further that the Company first admits in writing its liability to the Indemnified Party with respect to all material elements of the Third Party Claim. Should the Company so elect to assume the defense of a Third Party Claim, the Company shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Company elects to assume the defense of a Third Party Claim, the Indemnified Party shall: (i) cooperate in all reasonable respects with the Company in connection with such defense; (ii) not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Company's prior, written consent; and (iii) agree to any settlement, compromise or discharge of a Third Party Claim that the Company recommends and that by its terms obligates the Company to pay the full amount of the liability in connection with such Third Party Claim, releases the Indemnified Party completely in connection with such Third Party Claim and would not materially adversely affect the Indemnified Party's business or personal reputation. In the event the Company assumes the defense of any Third Party Claim, the Indemnified Party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the Company does not assume the defense of any such Third Party Claim, the Indemnified Party may defend the Third Party Claim in such manner as it may deem appropriate, including settling such claim or litigation, and the Company shall promptly reimburse the Indemnified Party in all respects thereto upon request.

     11.03 Rights after Successful Defense. To the extent that a Member has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in this Article 11, or in defense of any claim issue or matter therein, such Member shall be indemnified against expenses, including reasonable attorneys' fees, actually and reasonably incurred by such Member in connection therewith.

     11.04 Other Determination of Rights. Any indemnification under Section
12.01 shall be made by the Company only as authorized in a specific case upon a determination that indemnification of a Member is proper under the circumstances because such Member has met the applicable standard of conduct set forth therein. Such determination shall be made by a majority vote of all Members, or if such vote is unobtainable, by legal counsel (compensated by the Company) in a written opinion.

     11.05 Other Remedies. The Members agree that equitable relief, including the remedies of specific performance and injunction, shall be available with respect to any breach or attempted breach of any provision of this Agreement or any document delivered in connection with this Agreement.

     11.06 Limitation of Liability. In no event shall any Member be liable for any claim, whether based in warranty, contract, tort, product liability or otherwise, for indirect or consequential damages, including but not limited to, loss of profits, loss of business opportunity or loss of use arising from this Agreement or its performance, unless such obligation comprises gross negligence or wilful misconduct.

                                   ARTICLE 12

                     Default and Dissolution and Termination

     12.01 Events of Default.

     a.   In the event that a Member ("Defaulting Member"):

          i. (A) admits in writing its inability to pay its debts as they mature; or (B) makes a general assignment for the benefit of creditors; or (C) applies for or consents to the appointment of a receiver, trustee, or liquidator of all or a substantial part of its assets; or (D) files a petition or is the subject of an involuntary petition in bankruptcy or for reorganization or for an arrangement pursuant to a bankruptcy act or insolvency; or (E) is adjudicated as bankrupt or insolvent appointment of a trustee or a receiver; or

          ii. (A) terminates this Agreement, the Contribution Agreement, or the Asset Purchase Agreement; or (B) defaults under, breaches, or fails to perform any of the material obligations, covenants, or agreements contained in this Agreement, the Contribution Agreement, or the Asset Purchase Agreement (such default or breach is being referred hereinafter as "Material Breach"), and such Material Breach is not remedied within thirty (30) days after notification thereof by the non-defaulting Member;

               then the other Member(s) (each, a "Non-Defaulting Member") may decide, upon declaration or discovery of the default and the expiration of the cure period, if any, at its sole option: (i) to dissolve or liquidate the Company in accordance with the Act, in which case the Defaulting Member shall be obliged to cooperate in liquidating and dissolving the Company; or (ii) purchase all but not less than all of the Membership Units of the Company then held by the Defaulting Member at ninety percent (90%) of the fair market value of the Membership Units, except that the Defaulting Member shall not be considered in default if it provides notice to the Non-Defaulting Member of a Force Majeure event, as such is defined in Article 13; provided, however, that the right to terminate this Agreement under this Section 12.01(a) shall not be available to any Party whose failure to fulfill any obligation under the Contribution Agreement or the Asset Purchase Agreement, as the case may be, shall have been the cause of, or shall have resulted in, the termination or Material Breach, as the case may be.

          b. For the purposes of this Section 12.01, "fair market value" shall mean the valuation of the Company on a going concern basis, presuming the sole ownership of the Company by the Non-Defaulting Member, as determined by an international, accounting firm, selected by the Non-Defaulting Member and not currently providing services to any Member. In addition, should the Defaulting Member invoke the provisions of Article 14 to resolve any dispute between the Parties, the dissolution provisions contained herein at Section
               12.01 shall not be invoked until full resolution of the dispute pursuant to the provisions of Article 14.

          c. These remedies shall be separate from and in addition to all other remedies provided by law or equity resulting from the specific breach or default under this Agreement which trigger the remedy set forth in this Section 12.01 or from any other breach of or default under this Agreement or any of the other agreements contemplated hereby, and any exercise of such rights shall not relieve the Defaulting Member from any obligations accrued prior to the date of transfer of Membership Interest or any liability for damage to the other Party for breach of any of the agreements giving rise to the transfer of the Membership Interest or dissolution nor shall it limit the Non-Defaulting Member's right to seek such damage on any other grounds. It is expressly agreed by the Members that the ten percent (10%) difference between the amount paid and the fair market value pursuant to option (ii) is not intended to constitute liquidated damages, a penalty, or any other limitation of damages or remedies available under law or equity.

     12.02 Dissolution. The Company shall be dissolved upon an affirmative vote of the Member(s) representing at least eighty percent (80%) of the then outstanding Membership Units of the Company. Upon the dissolution of the Company pursuant to this Article 12 and without prejudice to the rights and obligations of the Members, the Members shall agree upon equitable arrangements to facilitate the completion of contracts not fully performed by the Company at the time of dissolution and any other matters attendant to the winding up of the Company.

     12.03 Winding Up. After all the liabilities of the Company have been satisfied, or upon provision being made therefore, the Managing Board of the Company shall liquidate and dissolve the affairs and assets of the business of the Company and distribute the same to the Members, according to their respective rights and interests, and in accordance with each Member's share of the Company's overall Membership Units. In the event that a Member furnishes to the Company, as a capital contribution pursuant to Section 3.01, technology, know-how or other intangible property in exchange for all or part of its Membership Interest in the Company, that Member shall be entitled to the return of that capital contribution in the event of the liquidation and dissolution of the Company provided that the other Members of the Company receive and equivalent value in a cash or non-cash distribution, in accordance with each Member's share of the Company's overall Membership Units.

                                   ARTICLE 13

                                  Force Majeure

     13.01 Non-Performance. Non-performance by a Party is excused if that Party proves that the non-performance was due to an impediment beyond its control and it could not reasonably be expected to have taken the impediment into account at the time of the conclusion of the Agreement or to have avoided or overcome it or its consequences ("an Impediment of Performance," including acts of civil or military authority, national emergencies, fire, major mechanical breakdown, labor disputes, flood or catastrophe, acts of God, insurrection, war, riots, severe weather, delays of suppliers, or failure of transportation, communication, or power supplies).

     13.02 Impediment Shall Not Include. Unless otherwise provided in the present Agreement, an Impediment of Performance within the meaning of Section
13.01 does not include the lack of any authorization, license, entry or residence permit, or of any approval necessary for the performance of the Agreement and required to be issued by a public authority of any kind whatsoever in the country of the Party seeking excuse for non-performance.

     13.03 Temporary Impediment. When the impediment is only temporary, the excuse for non-performance shall have effect for such period as is reasonable, having regard to the effect of the impediment on the performance of the Agreement.

     13.04 Timing of Non-Performance. The excuse for non-performance takes effect from the time of the impediment.

     13.05 Notice of Impediment of Performance. The Party that fails to perform due to such an Impediment of Performance must give notice to the other Party of the impediment and its effect on that Party's ability to perform. If the notice is not received by the other Party within a reasonable time after the Party which fails to perform knew or ought to have known of the impediment, the failing Party is liable for damages resulting from such non-receipt.

     13.06 Consequences to Operations. As soon as notice according to Section
13.05 has been given, the Parties shall consult about the consequences for the operations of the Company. Both Parties shall make their commercially reasonable efforts to overcome any obstacles to the activities of the Company that may result from the excused non-performance. Such excuse does not relieve the Party concerned from its obligation to assume its share of any financial additional commitments that may be necessary to overcome the obstacle.

     13.07 Right to Terminate. Nothing in this Article prevents a Party from exercising a right to terminate the Agreement or to withhold performance or request interest on money due, as otherwise permitted pursuant to this Agreement.

                                   ARTICLE 14

                               Dispute Resolution

     14.01 Commencement of Arbitration. If any dispute is not resolved within fourteen (14) days after the notice given by the Party raising such dispute to the other, either Party may give notice to the other Party of this failure and, thereupon, may commence Arbitration pursuant to Section 14.03 ET seq. The Parties hereby exclude recourse to the courts, unless required for urgent interim measures of protection, such as the threat of irreparable harm.

     14.02 Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, without limitation, matters of validity, construction, effect, performance, and remedies.

     14.03 Place and Rules. The Arbitration proceedings shall be conducted under the rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be Singapore. The arbitration shall be conducted in the English language and there shall be three arbitrators, with Spire and Gloria (Delaware) each picking one arbitrator, and the two arbitrators picking a third arbitrator.

     14.04 Letter and Spirit of the Agreement. In the resolution of the dispute, the arbitrators shall give effect to the letter and the spirit of this Agreement and, where necessary, reconcile conflicting provisions of the Agreement in this spirit. In case of conflict between the Agreement and the applicable law, the arbitrators shall give effect to this Agreement and the reasonable intentions and expectations of the Parties.

     14.05 Valuation. In the case of any disputes relating to questions of valuation, either Party may request the appointment of an independent expert, which shall be an international, first-tier accounting firm (the "Independent Expert"), according to proceedings to be agreed by the Parties. If the Parties fail to agree on the appointment of an Independent Expert and on the applicable rules, the Rules for Expertise of the International Chamber of Commerce's International Centre for Expertise shall apply. The Independent Expert's valuation shall be final and binding on the Parties.

                                   ARTICLE 15

                              Additional Provisions

     15.01 Nondisclosure of Terms of Agreement. Each Member agrees that it shall not disclose the terms of this Agreement, other than to its agents, officers, attorneys, accountants, and other required professionals, without the consent of the other Members, except to the extent required by law or governmental regulation or unless served with compulsory process in any judicial proceeding, in which event, such Member agrees to give prompt notice to the other Member of the compulsory process, and shall seek to redact any confidential or proprietary information, to the extent possible, from such disclosure.

     15.02 Legal Representation. The Parties agree that the terms and conditions of this Agreement and all other Transaction Documents are the result of negotiations between the Parties and that each such Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of each such Agreement. Spire and Gloria (Delaware) each acknowledge and represent that each has had full and ample opportunity to review this document and the ancillary agreements contemplated hereby, and to consult with legal counsel and financial advisors of their choice. Each of Spire and Gloria (Delaware) understands the consequences hereof, and each enters into this Agreement voluntarily with the intention to be bound.

     15.03 Conflicts. In the event of any conflict between the provisions of this Agreement and the Company's Certificate of Formation, the provisions of this Agreement shall prevail as between the Members. Further, the Act shall govern all rights and liabilities of the Parties to the extent not otherwise addressed by this Agreement and the Company's Certificate of Formation. The Members shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement.

     15.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specification notice given in accordance with this Section 15.04:

     a. If to the Company:

          Spire Corporation
          One Patriots Park
          Bedford, Massachusetts  01730  USA
          Fax No.: +1-781- 257-7470
          Attention: Rodger W. LaFavre

     b. If to a Member, then to the address or fax number set forth opposite such Member's name on Schedule 2.01 hereto.

     15.05 Assignability and Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Member without the prior written consent of the other Members, except as provided herein; PROVIDED, HOWEVER, that this Agreement or any of its rights and obligations hereunder may be assigned by Gloria (Delaware) or Spire to one or more of its Affiliates without the prior written consent of the other Members. The rights and remedies of this Agreement are intended solely for the benefit of the Members, their successors and permitted assigns and are not intended to create or confer any rights or obligations enforceable by any third party, including any creditor of the Company, except as otherwise provided by applicable law.

     15.06 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     15.07 Publicity. So long as this Agreement is in effect, no Member shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other Members, except as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the Member required to make the release or announcement shall, to the extent practicable, allow the others reasonable time to comment on such release or announcement in advance of such issuance.

     15.08 Complete Agreement. This Agreement and the other Transaction Documents constitute the entire understanding between and among the Members with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings.

     15.09 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In the event of any inconsistency among the terms and conditions of the documents related to the subject matter herein, the terms and conditions set forth in the following documents shall govern in the following order: (i) this Agreement; (ii) the Contribution Agreement; and (iii) the Asset Purchase Agreement. In the event of a minor inconsistency between such documents, the provisions thereof shall be interpreted so as to minimize any such inconsistency, to be read as a harmonious whole.

     15.10 Severability. If any term or provision of this Agreement is held by a court or arbitral panel of competent jurisdiction to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court or arbitral panel declares such term or provision to be illegal, invalid, unlawful, void, voidable or unenforceable as written, then such provision shall be given full force and effect to the fullest possible extent that it is legal, valid and enforceable, and the remainder of the terms and provisions shall be construed as if such illegal, invalid, unlawful, void, voidable or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions shall be in accordance with the intent of the Members.

     15.11 Additional Regulations. Should either of the Parties be subject to:
(a) the Export Regulations of the United States Department of Commerce and/or other regulatory agencies that regulate the export from the United States of certain technical data, information and materials; (b) taxes in any jurisdiction other than the United States; (c) any customs or importation duties or regulations; or (d) any other laws or regulations governing this Agreement, including, but not limited to, the Foreign Corrupt Practices Act of 1977 (15 U.S.C. ss.ss. 78dd-1, et seq.), the Party incurring any taxes, duties, or additional legal obligations as a result of those laws or regulations shall be liable and responsible for fulfilling its obligations thereunder. The Parties to this Agreement recognize that they may not be able to export certain technical data, information and materials to certain countries, if at all, without a validated export license.

     15.12 Independent Contractors. Each of the Parties shall be an independent contractor and is engaged in the operation of its own respective business. No Party shall be considered to be an agent of any other Party for any purposes whatsoever, nor except as specifically set forth herein, shall a Party have any authorization to enter into any contract or assume any obligations for any other Party hereto. Nothing contained in this Agreement or any other Transaction Document, or the performances thereof, shall be construed to make any employees of either Party the employees of the other Party.

     15.13 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     15.14 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

     15.15 Amendments and Waivers.

          a. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties hereto, or in the case of a waiver, by the Party or Parties against whom the waiver is to be effective; PROVIDED HOWEVER, that Schedule 2.01 to this Agreement shall be deemed amended from time to time to reflect the admission of a new Member, the withdrawal or resignation of a Member and the adjustment of the Membership Units resulting from any sale or other disposition of a Membership Unit, in each case that is made in accordance with the provisions hereof.

          b. No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                        [SIGNATURES APPEAR ON NEXT PAGE]

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                                       39

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                          SPIRE CORPORATION

                                          /s/ Roger G. Little
                                          ------------------------------
                                          By: Roger G. Little
                                          Date: July 31, 2007


                                          GLORIA SOLAR (DELAWARE) COMPANY, LTD.

                                          /s/ George Hsu
                                          ------------------------------
                                          By: George Hsu
                                          Date: July 31, 2007


                                          GLORIA SPIRE SOLAR, LLC

                                          /s/ ***
                                          ------------------------------
                                          By: ***
                                          Date: July 31, 2007




*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                                    EXHIBIT A

                               Member Certificate
                 Operating Agreement of Gloria Spire Solar, LLC


THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN AN OPERATING AGREEMENT DATED AS OF _______ __, 2007, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY. NO REGISTRATION OF TRANSFER OF THESE MEMBERSHIP UNITS WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.

All capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Operating Agreement of Gloria Spire Solar, LLC dated as of [July 30, 2007], as amended from time to time (the "Agreement").

The undersigned hereby acknowledges that in exchange for a capital contribution with a value of $____________, the undersigned has received [__] Membership Units in Gloria Spire Solar, LLC (the "Company").

The undersigned further acknowledges that it has been given a copy of, and has reviewed carefully, the Agreement. The undersigned agrees to be bound by all terms and provisions of the Agreement and to assume all obligations of the transferor of such Membership Units. The undersigned hereby accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of the Agreement by the Company prior to the date hereof.


Dated ___________, ____.





                                ________________________________________
                                [Name of Member]

                                    EXHIBIT B


                       Form of Certificate of Formation of
                             Gloria Spire Solar, LLC



                              Please see attached.

                            CERTIFICATE OF FORMATION

                                       OF

                             Gloria Spire Solar, LLC

     1.   The name of the limited liability company is Gloia Spire Solar, LLC.

     2. The address if its registered office and agent for process in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. This Certificate of Formation of shall be effective as of date of filing.

     IN WITNESS WHEREOF, the undersigned have executed and filed this Certificate of Formation of Gloria Spire Solar, LLC, this 30th day of July, 2007.



                                               /s/ David J. Shlansky
                                               --------------------------------

                                               --------------------------------

                                               --------------------------------

                                  SCHEDULE 2.01
                                  -------------


Spire Corporation             One Patriots Park
                              Bedford, Massachusetts  01703 USA
                              Fax: +1-781-275-7470
                              Attention: Rodger LaFavre, Chief Operating Officer
                              E-mail: rlafavre@spirecorp.com

Gloria Solar (Delaware)       No. 498, Section 2, Bentian Road
Company, Ltd.                 An-Nan District, Tainan
                              70955 Taiwan, Republic of China
                              Fax: +866-6-38407333
                              Attn: George Hsu, Chief Operating Officer
                              E-mail: george@gloriasolar.com

                                  SCHEDULE 3.01
                                  -------------

MEMBERS                                                 PERCENT OWNERSHIP
-------                                                 -----------------
Gloria Solar (Delaware) Company, Ltd.                           55%
Spire Corporation                                               45%